U.S. SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C.  20549
FORM 4
   Check this box if no longer     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   subject to Section 16. Form 4
   or Form 5 obligations may
   continue. See Instruction 1(b).    Filed pursuant to Section 16(a) of the
                                      Securities Exchange Act of 1934, Section
                                      17(a) of the Public Utility Holding
                                      Company Act of 1935 or Section 30(f) of
                                      the Investment Company Act of 1940

1. Name and Address of    2.Issuer Name and      6.Relationship of Reporting
Reporting Person        Ticker or Trading Symbol Person to Issuer(Check all applicable)
Shepherd  John     D.     Lincoln Logs Ltd./LLOG        __X__  Director      __X__  10% Owner
(Last)   (First) (Middle) 3. IRS or   4. Statement for  __X__  Officer (give  ___ Other (specify
                              Social      Month / Year         title)                    below)
1020 Sport Hill Road          Security
   (Street)                   Number of     12/01         CEO & President
                              Reporting    5. If Amendment,
Easton  CT 06612              Person       Date of Original
(City)(State)(Zip)            (Voluntary)  Month / Year)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.Title of  2.Trans- 3.Trans-  4.Securities Acquired(A)  5.Amount of    6.Owner-  7.Nature
  Security   action   action    or Disposed of(D)        Securities      ship       of In-
  (Instr.3)  Date     Code      (Instr. 3, 4 and 5)      Beneficially    Form:      direct
             Month/   (Instr. 8)                         Owned at        Direct     Bene-
             Day/                                        End of          (D) or     ficial
             Year                                        Month           Indirect   Owner-
                                 Amount  (A) or Price   (Instr. 3 & 4)   (I)        ship
                                         (D)                             (Instr. 4) (Instr. 4)


Common Stock 12/26/01  P          5,000   A   $0.23       5,059,461       D
Common Stock 12/26/01  P          5,000   A   $0.25       5,059,461       D
Commom Stock 12/26/01  P          5,000   A   $0.25       5,059,461       D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)
Form 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

____________________________________________________________________________

1.Title of   2.Conver-  3.Trans- 4.Transac-  5.Number of   6.Date Exer-   7.Title and   8.Price  9. Number  10.Owner- 11.Na-
  Derivative  sion or     action   tion Code   Derivative    cisable and    Amount of     of        of Deriv-  ship      ture
  Security    Exercise    Date                 Securities    Expiration     Underlying    Deriv-    ative      Form      of In-
  (Instr. 3)  Price of    (Month/  (Instr. 8)  Acquired(A)   Date           Securities    ative     Secur-     of De-    direct
              Deriv-      Day/                 or Disposed   (Month/Day     (Instr 3      Secur-    ities      rivative  Bene-
              ative       Year)                of(D)         /Year)         and 4)        ity       Bene-      Secur-    ficial
              Security                         (Instr 3,                                  (Instr.   ficially   ity:      Own-
                                               4 and 5)                                     5.)     Owned      Direct    ership
                                                                                                    at End     (D) or
                                                             Date   Expira-                         ofMonth    Indi-     (Instr 4)
                                                             Exer-  tion     Title   Amount or                 rect (I)
                                                             cisable Date            Number of                 (Instr 4)
                                                                                     Shares
                                             (A)      (D)


Series B
Convertible
Subordinated                                                                 Common
Debenture                                                  2/16/98 5/15/03   Stock    50,000 $.20   $10,000     D



______________________________________________________________________________
Explanation of Responses:



                                      /S/ John D. Shepherd January 10, 2002
                                       ------------------------------------
**  Intentional misstatements or
omissions of facts constitute Federal
Criminal Violations.                   ** Signature of Reporting Person   Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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